--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                            SIFCO Industries, Inc.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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
                                  [SIFCO LOGO]


                   970 EAST 64TH STREET, CLEVELAND, OHIO 44103

                  NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

         The 2001 Annual Meeting of Shareholders of SIFCO Industries, Inc. will be held in the National City Bank auditorium (4th floor) of the National City Center Annex Building, 1900 East 9th Street, Cleveland, Ohio, on January 30, 2001 at 10:30 a.m., for the following purposes:

         1.    To elect three directors for a three-year term expiring in 2004.

         2. To ratify the designation of Arthur Andersen LL as the independent auditors of the Company.

         3. To consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

         The holders of record of Common Shares at the close of business on December 8, 2000, will be entitled to receive notice of and vote at the meeting.

         The Company's Annual Report for the fiscal year ended September 30, 2000 has been previously mailed to Shareholders.

         By order of the Board of Directors.

                                                SIFCO Industries, Inc.

                                                Carolyn J. Buller, Secretary

December 21, 2000

         KINDLY FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE PRESENT AND VOTE IN PERSON AT THE MEETING, YOUR PROXY WILL NOT BE USED.

                                  [SIFCO LOGO]


                   970 EAST 64TH STREET, CLEVELAND, OHIO 44103
                                December 21, 2000

                                 PROXY STATEMENT

                               GENERAL INFORMATION

         The proxy that accompanies this statement is solicited by the Board of Directors of SIFCO Industries, Inc. (the "Company") for use at the 2001 Annual Meeting of the Shareholders of the Company to be held January 30, 2001, or at any adjournment thereof. This proxy statement was first mailed on December 21, 2000 to shareholders of record on December 8, 2000.

         Any shareholder giving a proxy for the meeting may revoke it before it is exercised by giving a later dated proxy or by giving notice of revocation to the Company in writing or at the 2001 Annual Meeting. However, the mere presence at the 2001 Annual Meeting of the shareholder granting a proxy does not revoke the proxy. Unless revoked by notice as above stated, the shares represented by valid proxies will be voted on all matters to be acted upon at the 2001 Annual Meeting. On any matter or matters with respect to which the proxy contains instructions for voting, such shares will be voted in accordance with such instructions. Abstentions will be deemed to be present for the purpose of determining a quorum for the 2001 Annual Meeting, but will be deemed not voting on the issues or matters as to which abstention is applicable. Brokers who have not received voting instructions from beneficial owners generally may vote in their discretion with respect to the election of directors and the ratification of the auditors. Broker non-votes will not affect the outcome of any matter for which the 2001 Annual Meeting is called.

         The cost of solicitation of proxies in the form accompanying this statement will be borne by the Company. Proxies will be solicited by mail or by telephone or personal interview with an officer or regular employee of the Company or by requesting brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such brokers, custodians, nominees or fiduciaries, who will be reimbursed by the Company for their expenses in so doing.

OUTSTANDING SHARES AND VOTING RIGHTS

         The record date for determining shareholders entitled to vote at the 2001 Annual Meeting is December 8, 2000. As of November 30, 2000, the outstanding voting securities of the Company were 5,135,063 Common Shares. Each Common Share, exclusive of treasury shares, has one vote. The Company held 70,700 Common Shares in its treasury on the record date. The holders of a majority of the Common Shares of the Company issued and outstanding, present in person or by proxy, shall constitute a quorum for the purposes of the 2001 Annual Meeting.

         Under the General Corporation Law of Ohio, if notice in writing is given by any shareholder to the President or any Vice President or the Secretary of the Company, not less than forty-eight hours before the time fixed for holding the meeting, that the shareholder desires that the voting for election of directors shall be cumulative, each shareholder will have cumulative voting rights in the election of directors if notice of the meeting has been given at least ten days before the meeting, and, if the ten days' notice has not been given, not less than twenty-four hours before such meeting time, that the shareholder desires that the voting at such election shall be cumulative, provided that an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman of the Board or Secretary of the Company or by or on behalf of the shareholder giving such notice. Cumulative voting allows the shareholder to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distribute such number of votes among as many candidates and in such manner as the shareholder deems advisable. In case of such notice, it is intended that the persons named in the accompanying proxy will vote cumulatively for all or such of the nominees hereinafter mentioned as they deem best.

         As of November 30, 2000, Janice Carlson and Charles H. Smith, III, 970 East 64th Street, Cleveland, Ohio 44103, owned, as Trustees, 2,002,947 Common Shares representing 39.01% of the outstanding Common Shares of the Company, such Common Shares having been deposited with them or their predecessors, as Trustees, under a Voting Trust Agreement entered into as of February 1, 1997 and extended to January 31, 2002. Voting Trust Certificates for the number of Common Shares so deposited have been delivered by the Trustees (or their predecessors) to the beneficial owners thereof, except for any numbers of shares less than one hundred (100) as may exist from time to time, for which no Voting Trust Certificates are delivered. The Trustees under the Voting Trust Agreement share voting control with respect to all such Common Shares.

         The table below names the persons who are known by the Company to be the beneficial owners of more than 5% of its outstanding Common Shares as of November 30, 2000, the number of such Common Shares beneficially owned by, or held in trust for, each such person (including their spouses and children who live with them, if any) and the percentage of the outstanding Common Shares which that number of shares constitutes.


           NAME AND ADDRESS                        AMOUNT AND NATURE OF                PERCENT
           OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP               OF CLASS

       Mrs. George D. Gotschall                      692,972 (1)                       13.49%
       7425 Pelican Bay Boulevard, Marbella #606
       Naples, Florida  34108

       Charles H. Smith, Jr.                          571,936(1)                       11.14%
       4565 South Lake Drive
       Boynton Beach, FL  33436

       Dimensional Fund Advisors, Inc.               344,590 (2)                        6.71%

(1) All shares owned by Mrs. G. D. Gotschall and C. H. Smith Jr. are subject to the Voting Trust Agreement described above.
(2) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios.") In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 344,590 Common Shares as of September 30, 2000. The Portfolios own all Common Shares reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

                             ELECTION OF DIRECTORS

         The size of the Board of Directors is currently fixed at ten and classified into three classes. The term of office of one class of directors expires in each year. The terms of office of George D. Gotschall, Richard S. Gray and Thomas J. Vild will expire on the day of the 2001 Annual Meeting.

         Proxies solicited hereunder granting authority to vote on the election of directors will be voted for the election of Messrs. George D. Gotschall, Richard S. Gray and Thomas J. Vild to serve for three-year terms ending in 2004, and until their respective successors are elected. All nominees currently serve as directors of the Company.

         The nominees receiving the greatest number of votes shall be elected. Although the Company does not contemplate that any of the nominees will be unavailable for election, if a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is currently intended that the remaining directors will, by the vote of a majority of their number, designate a different nominee for election to the Board at the 2001 Annual Meeting.

         The following information was furnished to the Company by each director/nominee and sets forth the name, age, principal occupation or employment of each such person and the period during which he has served as a director of the Company. Except as otherwise noted below, each director has held his principal occupation or employment for at least five years.

Nominees for election to the Board of Directors

GEORGE D. GOTSCHALL, 80, director of the Company from 1950 to 1958 and continuously since 1962 is retired. Mr. Gotschall is Assistant Secretary of the Company and previously served the Company until 1983 as Vice President-International and Treasurer.

RICHARD S. GRAY, 69, director of the Company since 1986 is retired. Mr. Gray was President, Enterprise Development Inc., a cooperative venture with the Weatherhead School of Management of Case Western Reserve University from 1987 to 1999. Mr. Gray was director of The Center for Venture Development from 1985 to 1987, and Senior Vice President of LTV Steel, Cleveland, Ohio (primary steel manufacturer) from 1984 to 1985. He is a director of Davey Tree Expert Company (tree care and line clearing).

THOMAS J. VILD,  66, director of the Company since 1994.  Mr. Vild has been a
         Management Consultant since 1990. Mr. Vild was an aerospace industry analyst with the investment firm of Roulston Research from 1987 through 1990 and former Director of Market Analysis and Forecasting for the Aircraft Components Group of TRW from 1978 to 1987. Prior to such time, Mr. Vild served in a variety of management positions at TRW, Martin Marietta Corporation and Gould, Inc.

Directors whose terms expire in 2003

JEFFREY P. GOTSCHALL, 52, director of the Company since 1986. Mr. Gotschall has been Chief Executive Officer of the Company since 1990 and President of the Company since 1989. Mr. Gotschall previously served the Company from 1986 to 1990 as Chief Operating Officer, from 1986 through 1989 as Executive Vice President and from 1985 through 1989 as President of SIFCO Turbine Component Services. Mr. Gotschall is also a director of National Processing, Inc. (credit and debit processing service).

DR. DAVID V. RAGONE, 70, director of the Company since 1983. Dr. Ragone has been a partner of Ampersand Ventures (venture capital fund), Wellesley, Massachusetts since 1988. He was a Senior Lecturer at Massachusetts Institute of Technology (Department of Materials Science and Engineering) from 1988 to 1998 and prior to that, a Visiting Professor at M.I.T. from 1987 through 1988. Dr. Ragone was President of Case Western Reserve University from 1980 through 1987 and theretofore Dean of the College of Engineering at the University of Michigan. Dr. Ragone is also a director of Cabot Corporation, Boston, Massachusetts (carbon black and natural gas).

CHARLES H. SMITH, JR., 80, director of the Company since 1941. Chairman of the
         Board of the Company since 1970. Mr. Smith previously served the Company as its Chief Executive Officer from 1943 until 1983. Mr. Smith is a former Chairman of the Board of the Chamber of Commerce of the United States. He served as a member of the governing body of the International Labor Organization from 1975 to 1978 and served as the United States employer delegate to the ILO from 1975 to 1992.

Directors whose terms expire in 2002

MAURICE FOLEY, 60, director of the Company since 1999. Mr. Foley was a director of the Company's Irish subsidiary, SIFCO Turbine Components Limited, from 1996 to 1999. Mr. Foley is currently a director of the Irish subsidiary of Newcourt Credit Group, Inc. Mr. Foley also was a director of the Irish subsidiary of ABN AMRO Bank NV from 1993 to 1999. Mr. Foley served in a variety of senior executive and board positions with Aer Lingus plc, an Irish airline, and its affiliates and with GPA Group from 1964 to 1994.

WILLIAM R. HIGGINS, 58, director of the Company since 1992. Mr. Higgins has been the Chief Executive Officer of Applied Fiber Systems (a specialist in carbon fiber impregnated raw material), Clearwater, Florida since 1998. Mr. Higgins served as President/General Manager of AAR Composites, Inc., Clearwater, Florida (design and manufacturing of advanced composite material products) from 1997 to 1998, and President of Advanced Technology & Research, Inc., Clearwater, Florida, from 1980 to 1997. Mr. Higgins also previously served as a research consultant in composites technology for Jet Executive International and Gulfstar, Inc. and as President of Force Engineering, Sarasota, Florida from 1974 to 1978 (design and manufacture of composites technology products for boat industry).

HUDSON D. SMITH, 49, director of the Company since 1988.  Mr. Smith has been
         Treasurer of the Company since 1983 and President of SIFCO Forge Group since 1998. Mr. Smith previously served as Vice President and General Manager of SIFCO Forge Group from 1995 through 1997, General Manager of SIFCO Forge Group's Cleveland Operations from 1989 through 1995 and Group General Sales Manager of SIFCO Forge Group from 1985 through 1989.

J. DOUGLAS WHELAN, 61, director of the Company since 1995. Mr Whelan recently retired from his positions as President and Chief Operating Officer of Wyman-Gordon Company, North Grafton, Massachusetts, and as a member of that company's board of directors. He previously served from 1994 through 1997 as President of Wyman-Gordon Forgings, Houston, Texas and from 1989 through 1994, as Vice President of Operations for the Cameron Forged Products Division of Cooper Industries, Houston, Texas. From 1965 to 1989, Mr. Whelan served in a variety of executive, technical and management positions with Cameron Iron Works.

STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND NOMINEES

           The following table sets forth as of November 30, 2000, the number of Common Shares of the Company beneficially owned by each director and officer and all directors and officers as a group, according to information furnished to the Company by such persons:

                                                    AMOUNT AND
                                                    NATURE OF
                                                    BENEFICIAL          PERCENT
           NAME                                     OWNERSHIP (1)      OF CLASS

           Tim Crean (1)                             146,493             2.85%
           Maurice Foley                               4,000                *
           George D. Gotschall (2)(3)(4)             692,972            13.49%
           Jeffrey P. Gotschall (1) (2)(4)(5)        119,350             2.32%
           Richard S. Gray                            11,500                *
           William R. Higgins                          1,000                *
           David V. Ragone (6)                        11,125                *
           Charles H. Smith, Jr. (2)(3)(4)           571,936            11.14%
           Hudson D. Smith (1)(2)(4)(5)              135,090             2.63%
           Thomas J. Vild                              1,000                *
           J. Douglas Whelan                           8,000                *
           All Directors and Officers as a Group   1,702,466            33.15%

       *Common Shares owned are less than one percent of class.

(1) Unless otherwise stated below, the shares owned are owne of record by that person who has sole voting and investment power as to those shares. A portion of the total number of shares for the following persons and group represents shares which could be acquired within 60 days of the date of this Proxy Statement by exercise of stock options:
         Tim Crean, 97,500 shares; Jeffrey P. Gotschalll 2,500 shares; Hudson D. Smith, 1,250 shares; and all directors and officers as a group, 101,500 shares.

(2)      Includes in the cases of Messrs. G. D. Gotschall, J. P. Gotschall, H.
         D. Smith and C. H. Smith, Jr. shares owned by their spouses and any minor children or in trust for them, their spouses and their lineal descendants.

(3)      Mr. C. H. Smith, Jr. and Mr. G. D. Gotschall are brother in-law.

(4) Includes Voting Trust Certificates issued by the Voting Trust described above representing an equivalent number of Common Shares held by such Trust as follows: Mr. G. D. Gotschall-- 692,972; Mr. J. P. Gotschall-- 116,850; Mr. C. H. Smith, Jr.-- 571,936; and Mr. H. D. Smith-- 132,151.

(5) Mr. J. P. Gotschall is the son of Mr. G. D. Gotschall an the nephew of Mr. C. H. Smith, Jr. Mr. H. D. Smith is the son of Mr. C. H. Smith, Jr. and the nephew of Mr. G. D. Gotschall.

(6)   Includes Common Shares owned jointly with his wife.

ORGANIZATION AND COMPENSATION OF THE BOARD OF DIRECTORS

         The Company's Board of Directors held four regularly scheduled meetings during the last fiscal year. The Board of Directors' standing committees are the Audit; Compensation, Pension and Stock Option; Nominating; and Technology Committees.

         The functions of the Audit Committee are to determine the scope of the audit, to discuss any special problems that may arise during the course of the audit and to review the audit and its findings for the purpose of reporting to the Board of Directors. The Audit Committee, currently composed of Messrs. Foley, Gray, Higgins and Vild held three (3) meetings during the last fiscal year.

         The function of the Compensation, Pension and Stock Option Committee is to review the compensation of directors and officers of the Company and to recommend to the Board of Directors the employees of the Company to whom stock options should be granted and the number of shares which should be subject to each option so granted. The Compensation, Pension and Stock Option Committee, currently composed of Dr. David V. Ragone and Messrs. Higgins and Whelan, held one (1) meeting during the last fiscal year.

         The function of the Nominating Committee is to recommend candidates for the Board of Directors. The Nominating Committee is currently composed of Messrs. G. D. Gotschall and Gray and Dr. Ragone. The Nominating Committee will consider shareholder nominations for directors at any time. Any shareholder desiring to have a nominee considered by the Nominating Committee should submit such recommendation in writing to a member of the Nominating Committee or the Secretary of the Company. The Nominating Committee did not hold any formal meetings during the last fiscal year.

         The function of the Technology Committee is to review developments in technology that may impact the businesses and marketplace the Company serves. The Technology Committee, comprised of Messrs. Vild and Whelan and Dr. Ragone, held two (2) meetings during the last fiscal year.

         In fiscal 2000, each director (other than directors who are employed by the Company) received an annual retainer fee of $12,000 and an attendance fee of $1,000 per Board meeting, $1,000 per Committee meeting for meetings held on a day other than the day of a Board meeting and $500 per Committee meeting for meetings held on the day of a Board meeting. Committee chairmen received an additional $2,000 annual retainer for such service.

         Under the Company's deferred compensation program, a director may defer all or any portion of his compensation as a director. Compensation so deferred is credited to an account or accounts on the Company's books and is credited, at the participant's election, with interest at a money market rate, or with units the value of which is tied to the market value of the Common

Shares at the time the compensation is earned. The amounts so deferred may be distributed, at the election of the director, upon termination of his position with the Company, or at a future date, in a lump sum or in installments over a period not to exceed ten years.

COMPENSATION, PENSION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Compensation, Pension and Stock Option Committee are Dr. David V. Ragone (Chairman), and Messrs. Higgins and Whelan, none of whom is employed by the Company. In fiscal 2000, there were no director relationships that require disclosure under this section.

                             EXECUTIVE COMPENSATION

         The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and the highest paid executive officers of the Company whose salary and bonus exceed $100,000, together with the total compensation paid to each such individual for the Company's three previous fiscal years:


                                            SUMMARY COMPENSATION TABLE

                                                    ANNUAL                       LONG TERM
                                                 COMPENSATION                  COMPENSATION

           NAME &                                                          OPTION         LTIP         ALL OTHER
     PRINCIPAL POSITION         YEAR       SALARY ($)      BONUS ($)       AWARDS      PAYOUTS ($)   COMPENSATION
                                                                                           (3)            (1)
Jeffrey P. Gotschall            2000            260,442         32,000     10,000        76,984              3,120
President & CEO                 1999            261,498         61,000       -0-           -0-               3,120
                                1998            250,007        125,000       -0-           -0-               2,250

Frank A. Cappello               2000(2)          85,483         19,000      5,000          -0-                 -0-
Vice President & CFO

Timothy V. Crean                2000            174,332         58,091     10,000        159,506               -0-
Executive Vice President        1999            179,804         61,162     55,000          -0-                 -0-
                                1998            156,193        126,633       -0-           -0-                 -0-

Hudson D. Smith, Treasurer      2000            113,376          3,574      6,000        199,312             1,320
                                1999            110,000          2,109       -0-           -0-               1,320
                                1998            107,705         15,810       -0-           -0-               1,260

(1) Represents amounts contributed by the Company as matchin contributions with respect to U.S. employees pursuant to the Company's Employee Thrift Plan, a defined contribution plan.

(2) Represents amounts since February 21, 2000, date on whic officer was hired.

(3)      Represents final distributions from the Company's Phanto Stock Plan.

         The value of non-cash compensation and personal benefits furnished by the Company to its executive officers in 2000, valued at their incremental cost to the Company, did not exceed ten percent of the reported cash compensation for such person.

OPTION GRANTS

         Set forth below is information on grants of stock options pursuant to the company's 1995 Stock Option Plan during the fiscal year ended September 30, 2000 to the executive officers named in the Summary Compensation Table.


                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                     INDIVIDUAL GRANTS                                       ANNUAL RATES OF STOCK
                                                                                            PRICE APPRECIATION FOR
                                                                                                  OPTION TERM

                                         % OF TOTAL OPTIONS
                             OPTIONS/        GRANTED TO          EXERCISE
           NAME                SARS      EMPLOYEES IN FISCAL      OR BASE      EXPIRATION    5% ($)       10% ($)
                              GRANTED           YEAR               PRICE          DATE
                                 #                               ($/SHARE)

Jeffrey P. Gotschall          10,000             13%               7.63        11/2/2004      48,010      121,666
Frank A. Cappello              5,000             7%                6.81        2/21/2010      21,414       54,267
Timothy V. Crean                 10,000          13%               6.94        11/2/2009      43,645      110,606
Hudson D. Smith                6,000             8%                7.63        11/2/2004      28,806       73,000

OPTION EXERCISES AND FISCAL YEAR-END VALUES

         Set forth below, for each individual named in the Summary Compensation Table, is information relating to such person's exercise of stock options during the fiscal year ended September 30, 2000 and ownership of unexercised stock options at September 30, 2000.


                           SHARE                         NUMBER OF SECURITIES            VALUE OF UNEXERCISED IN
        NAME            ACQUIRED ON       VALUE         UNDERLYING UNEXERCISED            THE MONEY OPTIONS AT
                         EXERCISE       REALIZED          OPTIONS AT YEAR-END                FISCAL YEAR-END
                                                      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE

--------------------  -------------- -------------- --------------  ---------------  -------------  ---------------
Jeffrey P. Gotschall       -0-            -0-            -0-                 10,000       -0-             -0-
Frank  A. Cappello         -0-            -0-            -0-                  5,000       -0-             -0-
Timothy V. Crean           -0-            -0-           83,750               51,250    $104,095           -0-
Hudson D. Smith            -0-            -0-            -0-                  6,000       -0-             -0-

PENSION PLAN

         The amounts stated in the foregoing Summary Compensation Table do not include amounts paid by the Company for purposes of funding the Company's non-contributory pension plan. Messrs. J. P. Gotschall, F. A. Cappello and H. D. Smith participate on the same basis as other salaried employees in a qualified, non-contributory pension plan known as SIFCO Industries, Inc. Salaried Retirement Plan (the "Retirement Plan"). Mr. R. A. Demetter, former Vice President and CFO, retired from the Company during fiscal 2000 and received a final lump sum distribution of $374,000 from the Retirement Plan. Mr. T. V. Crean participates in the SIFCO Turbine Components Limited Pension Plan (the "STCL Plan"), which is described later in this section.

         The Summary Compensation Table includes both base salary and incentive compensation. Benefits payable under the Retirement Plan are calculated using only base salary. Under the terms of the Retirement Plan, the amount of normal annual retirement benefit payable to a participating employee is generally based upon years of service with the Company prior to normal retirement date, "final average earnings" (average basic salary during the 60 consecutive month period within the 120 month period preceding retirement during which the total amount of basic salary was the highest) and average Social Security covered compensation. For an employee retiring with 25 years of service or less, the benefit is equal to 2.144% of final average earnings minus .625% of average Social Security covered compensation multiplied by years of service up to 25 years. If an employee has more than 25 years of service at retirement, the benefit is increased by 1.25% of final average earnings multiplied by his years of service in excess of 25 years. The amount so determined is payable in the form of a single life annuity or a lump sum payment. Under the Internal Revenue Code, the maximum annual benefit payable under the Retirement Plan to covered employees is limited to $135,000 per year for 2000. In addition, the maximum amount of final average earnings used to compute benefits under the Retirement Plan is limited by the Internal Revenue Code. Therefore, in response to such limitations, the Company established a non-qualified Supplemental Executive Retirement Plan ("SERP") to provide covered employees with a benefit amount equal to what they would have been entitled to receive under the Retirement Plan if no such limitations existed.

         The estimated annual retirement benefit under the combined Plans for each participant is based upon the assumption that base salary will remain unchanged until the normal retirement age of 65 is reached, and that likewise the provisions of the Retirement Plan with respect to those retirement benefits will remain unchanged. The following table shows estimated combined annual benefits payable upon retirement under the Retirement Plan and the SERP:


                                                 Years of Service
--------------------- ----------------- ---------------  --------------- ---------------  -------------
Remuneration                  15              20               25              30                35
--------------------- ----------------- ---------------  --------------- ---------------  -------------
       $ 50,000            12,789          17,053           21,316          24,441             27,566

         75,000            20,829          27,773           34,716          39,403             44,091

        100,000            28,869          38,493           48,116          54,366             60,616

        150,000            44,949          59,933           74,916          84,291             93,666

        200,000            61,029          81,373          101,716         114,216            126,716

        250,000            77,109         102,813          128,516         144,141            159,766

        300,000            93,189         124,253          155,316         174,066            192,816

         The payments by the Company to fund the benefits under the Retirement Plan and SERP are actuarially determined. The estimated annual benefits payable upon retirement and projected years of credited service to retirement are as follows: Mr. J. P. Gotschall-- $177,944 (39.8 years); Mr. F. A. Cappello-- $63,708 (24.0 years); and Mr. H. D. Smith-- $69,166 (42.5 years). Total pension expense related to the Retirement Plan for fiscal year 2000 was $506,000.

         Mr. T. V. Crean participates in the STCL Plan. This is a contributory plan for employees of the Company's Irish subsidiary, SIFCO Turbine Components Limited ("STCL"). Under the STCL Plan, the employee and STCL each pay 50% of retirement benefits. Other costs such as life insurance are borne by STCL.

         Under the terms of the STCL Plan, the amount of normal annual retirement benefits payable to a participating employee is generally based upon years of service with STCL prior to normal retirement date, "final pensionable salary" (average basic salary during the period of 38 consecutive months within the 120 months preceding retirement during which the total of basic salary was the highest) and average government pension. The benefit is 1/60th of final pensionable salary for each year of service, subject to a maximum of 40 years, minus 1 1/2 times the single person's annual rate of government retirement pension. Years of service for senior managers who will have completed at least ten years service may be augmented. The additional cost is paid by STCL.

         The payments by STCL and employees to fund the benefits under the STCL Plan are actuarially determined. The current dollar value of estimated annual benefits payable (in Irish pounds) upon retirement and projected years of credited service to retirement for Mr. T. V. Crean is $100,437 (40 years). Total pension expense for the Retirement Plan for fiscal year 2000 was $214,000.

EMPLOYEES' THRIFT PLAN

         The amounts stated in the Summary Compensation Table include amounts contributed and expensed by the Company under the SIFCO Industries, Inc. Employees' Thrift Plan. This Plan is a qualified 401(k) plan for salaried U.S. employees and was established in 1981 to encourage savings among employees. By the terms of this Plan, all salaried U.S. employees are permitted to contribute up to 16% of their pay, including wages, overtime pay and any commissions received, up to a maximum amount of $10,000 in calendar year 2000, to a trust fund. Under the Plan, the Company matches 60% of the first 2% of pay contributed.

         Employee contributions may be invested in one or more of four funds: an equity fund, an international equity fund, a balanced fund and a government money market fund. Company matching contributions are made in Company shares. For employees with less than three full years of service, one-half of the amounts contributed by the Company are automatically vested. The remaining 50% becomes fully vested after three full years of service. Amounts contributed by the Company for employees with three or more full years of service vest immediately. All amounts in the fund credited to an employee are payable in cash or stock upon the employee's death, retirement or permanent disability.

PHANTOM STOCK PLANS

         During fiscal 2000, the Company had award units outstanding pursuant to three compensatory Phantom Stock Plans for key employees of the Company and its subsidiaries. All remaining participants in the Company's Phantom Stock Plans elected, during fiscal 2000, to discontinue participation in the Plans and, therefore, all such participants received full and final distributions from the Plans during fiscal 2000. The aggregate amount of distributions paid from the Plans in 2000 was approximately $919,000. Amounts received by individuals named in the Summary Compensation Table are included in "LTIP Payouts." As of the date of this Proxy Statement, there were no award units outstanding and the Company had no further liability under the Phantom Stock Plans.

EMPLOYMENT AGREEMENTS

         During fiscal 2000, the Company's Board determined that it was prudent, for appropriate business reasons, to enter into agreements with certain key executives of the Company in order to protect the Company and such key executives in the event of a change in control of the Company. The purpose of these agreements is to reinforce and encourage the continued attention and dedication of these executives to their assigned duties without distraction in the face of (i) solicitations by other employers and (ii) the potentially disturbing circumstances arising from the possibility of a change in control of the Company. To that end, the Executive Employment Agreements obligate the Company to provide certain severance benefits, described below, to any of these officers whose employment is terminated under certain circumstances. Such benefits for Messrs. J. P. Gotschall, H. D. Smith and F. A. Cappello include a payment equal to a maximum of 200% of the employee's annual compensation, continuation of insurance coverage for up to 24 months following termination, and accelerated vesting of existing stock options and certain retirement benefits.

                       REPORT OF THE PENSION, COMPENSATION
                           AND STOCK OPTION COMMITTEE

         The Company's compensation of its executive personnel has three components: base salary, cash incentive compensation and non-cash incentives (stock options).

         Based on a consideration of CEO salaries in manufacturing companies of comparable size, and in view of uncertainty in the aerospace industry, the Compensation Committee continued Mr. Gotschall's annual salary at $260,000 at the start of the fiscal 2001 year.

         The Company has incentive plans for each business unit and for the corporate headquarters staff. The SIFCO Forge Group's incentive plan is a gainsharing plan for all employees of the Group based on profits in excess of quarterly performance goals.

         Members of the other business units share in compensation pools equal to 10% of the unit's operating profits, less interest and parent expense. Each pool is allocated by the applicable business unit manager among the participants in the plan in the general proportion that each participant's salary bears to the aggregate salaries of all participants, with individual awards subject to salary caps.

         Members of the corporate staff earned incentives from a pool equal to 3% of profits before tax, subject to certain adjustments. Mr. Gotschall's cash incentive for fiscal 2000 was $32,000.

         During fiscal 2000, options on 76,000 shares were awarded to participants in the Company's 1998 Long-Term Incentive Plan, including awards of 10,000 shares to Mr. J. P. Gotschall, 10,000 shares to Mr. T. V. Crean, 6,000 shares to Mr. H. D. Smith, and 5,000 shares to Mr. F. A. Cappello.

                                                      David V. Ragone
                                                      William R. Higgins
                                                      J. Douglas Whelan

PERFORMANCE GRAPH

         Set forth below is a graph comparing the price performance of the Company's Common Shares to the price performance of the S&P Composite - 500 Stock Index and the S&P Aerospace/Defense Group. The graph assumes that the value of the investment in the Common Shares, the S&P Composite - 500 Stock Index and the S&P Aerospace/Defense Group was $100 on September 30, 1995.

                  COMPARISON OF FIVE-YEAR PRICE PERFORMANCE OF
                      SIFCO INDUSTRIES, INC., S&P 500 INDEX
                         AND S&P AEROSPACE/DEFENSE GROUP

                                  [LINE GRAPH]

Qtr.            SIFCO             S&P 500              S&P Aerospace/
Ended           Stock              Index                  Defense

9/95            100.0              100.0                  100.0

3/96            156.3              110.5                  120.2

3/97            267.6              129.6                  137.8

9/97            467.6              162.1                  164.5

3/98            515.5              188.5                  160.4

9/98            281.7              174.0                  120.6

3/99            171.8              220.1                  112.3

9/99            157.7              219.5                  122.1

3/00            132.4              256.4                  101.3

9/00            131.0              245.8                  159.8

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2000, with the Company's management and with the Company's independent accountants, Arthur Andersen LLP. The Audit Committee also discussed with Arthur Andersen LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees).

         The Audit Committee received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 and the Audit Committee discussed the independence of Arthur Andersen LLP with that firm.

         Based upon the Audit Committee's review and discussion noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

                                          Audit Committee

                                               Richard S. Gray, Chairman
                                               Maurice Foley
                                               William R. Higgins
                                               Thomas J. Vild

APPROVAL OF DESIGNATION OF AUDITORS

         The accounting firm of Arthur Andersen LLP has been the Company's independent accountants and auditors and has audited the accounts of the Company and its consolidated subsidiaries for a number of years. The Board of Directors has chosen that firm to audit the accounts of the Company and its consolidated subsidiaries for the fiscal year ending September 30, 2001, subject to the approval of the shareholders for which the affirmative vote of a majority of the Common Shares present and voting at the 2001 Annual Meeting (in person or by proxy) is required. Arthur Andersen LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates other than as auditors. The Board of Directors recommends ratification of the selection of Arthur Andersen LLP as independent auditors of the Company for the year ending September 30, 2001.

         Representatives of Arthur Andersen LLP are expected to be present at the 2001 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

         Any shareholder who is the record or beneficial owner of at least 1% or $2,000 in market value of Common Shares of the Company entitled to be voted at the 2001 Annual Meeting and who has held such Common Shares for at least one year may present a proposal at the 2001 Annual Meeting of Shareholders. A shareholder who intends to present a proposal at the 2001 Annual Meeting, and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver the proposal to the Company no later than August 19, 2001. Any shareholder proposal submitted other than for inclusion in the Company's proxy materials for the 2001 Annual Meeting must be delivered to the Company no later than November 14, 2001 or such proposal will be considered untimely. If a shareholder proposal is received after November 14, 2001, the Company may vote in its discretion as to the proposal all of the Common Shares for which it has received proxies for the 2001 Annual Meeting.

OTHER MATTERS

         The management does not know of any other matters which will come before the meeting. In case any other matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

                                 By order of the Board of Directors


                                 Carolyn J. Buller, Secretary

December 21, 2000

                             SIFCO INDUSTRIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       The undersigned hereby appoints CHARLES H. SMITH, JR. and GEORGE D.
GOTSCHALL, and each of them, the proxies of the undersigned to vote the shares of the undersigned at the Annual Meeting of the Shareholders of SIFCO Industries, Inc., to be held on January 30, 2001, and at any and all adjournments thereof, upon the following:

      (1) ELECTION OF DIRECTORS. To elect the following persons for three-year terms ending in 2004.

    George D. Gotschall            Richard S. Gray            Thomas J. Vild

               [ ]  FOR all nominees listed above    [ ]  WITHHOLD Authority to
                      (except as noted below)             vote for all nominees

(INSTRUCTIONS: If you wish to withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

           ---------------------------------------------------------------------

      (2) RATIFICATION OF THE DESIGNATION OF ARTHUR ANDERSEN LLP. as independent auditors of the Company.

               [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

      (3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

               [ ]  GRANT AUTHORITY            [ ]  WITHHOLD AUTHORITY

                                                       (Continued on other side)

                      (Proxy -- continued from other side)

Proxy No.                                                  Shares

       IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE PROPOSAL TO RATIFY THE DESIGNATION OF INDEPENDENT AUDITORS AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT.

                                               Dated
                                               ---------------------------------

                                               ---------------------------------

                                               ---------------------------------

                                               NOTE: The signature of this proxy
                                               should correspond with the name
                                               (or names), as shown hereon, in
                                               which your stock is registered.
                                               Where stock is registered jointly
                                               in the name of two or more
                                               persons, all should sign.